Exhibit 99.1

Keithley Instruments Chairman and CEO Enters into 10b5-1 Plan to Purchase Company Shares

CLEVELAND--(BUSINESS WIRE)--March 9, 2009--Keithley Instruments, Inc. (NYSE: KEI), a world leader in advanced electrical test instruments and systems, announced today that Joseph P. Keithley, its Chairman, President and Chief Executive Officer, has established a trading plan to purchase Common Shares of the Company on the open market at prevailing market prices and subject to maximum price thresholds specified in the plan over a period of six months. Mr. Keithley does not expect to purchase more than an aggregate of $250,000 in shares under the plan.

The trading plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Rule 10b5-1 permits the implementation of a plan to prearrange purchases or sales of securities if the plan is adopted at a time when the purchaser or seller is not aware of any material non-public information. All trades will be publicly reported on Forms 144 and Forms 4 filed with the Securities and Exchange Commission.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of products for their critical measurement needs and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

CONTACT:
Keithley Instruments, Inc.
Mark J. Plush, 440-248-0400
Vice President and Chief Financial Officer